Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:

Artivion	Gilmartin Group LLC
Lance A. Berry	Brian Johnston
Executive Vice President,	Phone: 332-895-3222
Chief Operating Officer &	investors@artivion.com
Chief Financial Officer
Phone: 770-419-3355
Artivion Completes Acquisition of Endospan Ltd.

ATLANTA, GA – (May 18, 2026) – Artivion, Inc. (NYSE: AORT), a leading cardiac and vascular surgery company focused on aortic disease, today announced that it has completed the acquisition of its long-standing partner Endospan Ltd. (“Endospan”), a pioneer in the endovascular repair of aortic arch disease and developer of the NEXUS® Aortic Arch System. Artivion utilized its previously drawn $150 million delayed draw term loan to fund the $135 million upfront net purchase price for Endospan. The transaction also includes potential additional consideration contingent on commercial performance.

The U.S. Food and Drug Administration (FDA) approved the premarket approval application (PMA) for the NEXUS branched endovascular stent graft system in April 2026. Artivion has acted as the exclusive distributor of the NEXUS System across EMEA since 2019.

“Our acquisition of Endospan and its NEXUS system completes our market-leading, three-pronged aortic arch portfolio. This technology, alongside AMDS and ARCEVO LSA, positions us at the forefront of this segment as the only company globally with a complete portfolio of aortic arch solutions," said Pat Mackin, Chairman, President, and Chief Executive Officer. “Further, NEXUS is a platform technology, not just a single product. With this acquisition, we are also adding a robust pipeline of next-generation arch technologies currently in development that we expect will further expand and strengthen our leadership position in the aortic arch market over time.”

About Artivion, Inc.

Headquartered in suburban Atlanta, Georgia, Artivion, Inc., is a medical device company focused on developing simple, elegant solutions that address cardiac and vascular surgeons’ most difficult challenges in treating patients with aortic diseases. Artivion’s four major groups of products include: aortic stent grafts, surgical sealants, On-X mechanical heart valves, and implantable cardiac and vascular human tissues. Artivion markets and sells products in more

Exhibit 99.1
than 100 countries worldwide. For additional information about Artivion, visit our website, www.Artivion.com.

About Endospan Ltd.

Privately held Endospan, headquartered in Herzliya (Tel Aviv), Israel, is a pioneer in the endovascular repair of aortic arch disease including aneurysms and dissections. Endospan has received CE-Mark to commercialize in Europe the NEXUS Stent Graft System, the first endovascular off-the-shelf system to treat Aortic Arch Disease which affects a greatly underserved group of patients diagnosed with a dilative lesion in, or near, the aortic arch. While minimally invasive endovascular repair has been the standard of care for Abdominal Aortic Aneurysm (AAA), Aortic Arch Disease patients with aneurysms or dissections have not been as fortunate and have had little choice but to undergo open-chest surgery with its invasiveness and risks, lengthy hospitalization periods, and prolonged recuperation. For additional information about Endospan, visit their website, www.endospan.com.